PURCHASE AGREEMENT


Gabelli Equity Series Funds, Inc. (the "Corporation"), a Maryland Corporation, and Gabelli & Company, Inc. (the "Buyer") hereby agree as follows:


         1. The Corporation hereby offers the Buyer and the Buyer hereby purchases one Class A Share (the "Share") of The Gabelli Equity Income Fund (the "Fund"), at a price of $10.00. The Share is the "initial Class A Share" of the Fund. The Buyer hereby acknowledges receipt of a purchase confirmation reflecting the purchase of the Share, and the Corporation hereby acknowledges receipt from the Buyer of funds in the amount of $10 in full payment for the Share.

         2. The Buyer represents and warrants to the Corporation that the Share purchased by the Buyer is being acquired for investment purposes and not for the purpose of distribution.

         3. This Agreement has been executed on behalf of the Corporation by the undersigned officer of the Corporation in his or her capacity as an officer of the Fund.

         4. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.


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         IN WITNESS WHEREOF,  the parties hereto have executed this Agreement as of the 28th day of January, 2000.



Attest:
                        GABELLI EQUITY SERIES FUNDS, INC.



By:/s/James E. McKee					  /s/Bruce N. McKee
James E. McKee                                    Bruce N. Alpert
Secretary                                         Vice President and Treasurer

Attest:
                                                     GABELLI & COMPANY, INC.



By:                                                 /s/Stephen Bondi
Name:                                               Name:Stephen Bondi
Title:                                              Title:President